Exhibit 16.1
BDO
BDO Seidman, LLP
Accountants and Consultants
1900 Avenue of the Stars 11th Floor
Los Angeles California 90067
Telephone: (310) 557-0300
Fax: (310) 557-1777
February 9, 2006
Securities and Exchange Commission Mail Stop 6561
100 F Street N.E.
Washington, D.C. 20549
Dear Sir or Madam:
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on Feruary 7, 2006, to be filed by our former client, Adstar, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,
/s/ BDO Seidman, LLP
BDO Seidman, LLP